INTERPUBLIC ANNOUNCES SECOND QUARTER AND FIRST HALF 2013 RESULTS

•	Second quarter organic revenue increase of 2.2% and reported revenue increase of 2.4%

•	Second quarter operating income of $174.8 million, an operating margin of 10.0%

•	Strong new business performance continued in second quarter

•	Management affirms full year 2013 financial targets

Summary

Revenue

•
Second quarter 2013 revenue was $1.76 billion, compared to $1.72 billion in the second quarter of 2012, with an organic revenue increase of 2.2% compared to the prior-year period. This was comprised of an organic revenue increase of 3.3% in the U.S. and 0.8% internationally.

•
First half 2013 revenue was $3.30 billion, compared to $3.22 billion in the first half of 2012, with an organic revenue increase of 2.3% compared to the prior-year period. This was comprised of an organic revenue increase of 2.0% in the U.S. and 2.7% internationally.

Operating Results

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Operating income in the second quarter of 2013 was $174.8 million, compared to operating income of $176.4 million in 2012. Operating margin was 10.0% for the second quarter of 2013, compared to 10.3% in 2012.

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For the first half of 2013, operating income was $132.4 million, compared to operating income of $137.0 million in 2012. Operating margin was 4.0% for the first half of 2013, compared to 4.3% for the first half of 2012.

Net Results

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Second quarter 2013 income before taxes was $147.9 million and the provision for income taxes was $62.0 million, compared with income before taxes of $155.1 million and a provision for taxes of $50.1 million a year ago. The effective tax rate was 41.9% in the second quarter 2013 compared with 32.3% a year ago, due to differences in profitability by region and the benefit of discrete tax items a year ago.

•
Second quarter 2013 net income available to IPG common stockholders was $79.9 million, resulting in earnings of $0.19 per basic and $0.18 per diluted share. This compares to net income available to IPG common stockholders a year ago of $99.0 million, or $0.23 per basic and $0.22 per diluted share.

•
First half 2013 income before taxes was $76.9 million, and the provision for income taxes was $49.6 million, compared with income before taxes of $89.8 million and a provision for taxes of $30.9 million a year ago. Effective tax rate was 64.5% in the first half of 2013 compared with 34.4% a year ago, due to changes in profitability by region and the benefit of discrete items a year ago.

•
First half 2013 net income available to IPG common stockholders was $20.7 million, resulting in earnings of $0.05 per basic and diluted share. This compares to net income available to IPG common stockholders a year ago of $53.1 million, resulting in earnings of $0.12 per basic and diluted share.

“We are well positioned to support marketers in today's complex media and consumer landscape, which is reflected in our continued positive new business momentum. Our digital capabilities across the portfolio are strong, as is our presence in high-growth emerging markets at all our major networks,” said Michael I. Roth, Interpublic's Chairman and CEO. “These are the factors that are driving solid organic revenue growth. Our primary focus for the balance of the year will be on controlling costs and delivering a high level of revenue conversion. We remain committed to our full year 2013 financial objectives of 2-3% organic revenue growth and 50 basis points of margin improvement. The significant deleveraging that we have achieved and the strength of our balance sheet provide additional, powerful levers that allow us to support the strategic needs of our business and also return capital to our owners. This combination will drive enhanced shareholder value going forward.”

Operating Results

Revenue
Revenue of $1.76 billion in the second quarter of 2013 increased 2.4% compared with the same period in 2012. During the quarter, the effect of foreign currency translation was negative 1.0%, the impact of net acquisitions was positive 1.2%, and the resulting organic revenue increase was 2.2%.

Revenue of $3.30 billion in the first half of 2013 increased 2.4% compared with the first half of 2012. During the first half of 2013, the effect of foreign currency translation was negative 0.9%, the impact of net acquisitions was positive 1.0%, and the resulting organic revenue increase was 2.3%.

Operating Expenses
During the second quarter of 2013, salaries and related expenses were $1.12 billion, an increase of 2.9% compared to the same period in 2012. After adjusting for currency effects and the impact of net acquisitions, salaries and related expenses increased 2.8% organically.

During the first half of 2013, salaries and related expenses were $2.25 billion, an increase of 2.7% compared to the same period in 2012. After adjusting for currency effects and the impact of net acquisitions, salaries and related expenses increased 2.5% organically.

Staff cost ratio, which is total salaries and related expenses as a percentage of total revenue, was 63.8% in the second quarter of 2013 compared to 63.5% in the same period in 2012, and was 68.3% in the first half of 2013 compared to 68.1% in the same period in 2012.

During the second quarter of 2013, office and general expenses were $461.2 million, an increase of 2.4% compared to the same period in 2012. After adjusting for currency effects and the impact of net acquisitions, office and general expenses increased 2.8% organically.

During the first half of 2013, office and general expenses were $914.5 million, an increase of 2.6% compared to the same period in 2012. After adjusting for currency effects and the impact of net acquisitions, office and general expenses increased 3.1% organically.

Non-Operating Results and Tax
Net interest expense of $31.7 million increased by $5.7 million in the second quarter of 2013 compared to the same period in 2012. For the first half of 2013, net interest expense of $62.1 million increased by $11.5 million compared to the same period in 2012.

Other income, net was $4.8 million and $6.6 million for the second quarter and the first half of 2013, respectively.

The income tax provision in the second quarter of 2013 was $62.0 million on income before income taxes of $147.9 million, compared to a provision of $50.1 million on income before income taxes of $155.1 million in the same period in 2012. The income tax provision in the first half of 2013 was $49.6 million on income before income taxes of $76.9 million, compared to a provision of $30.9 million on income before income taxes of $89.8 million in the same period in 2012. The effective income tax rate for the second quarter of 2013 was 41.9%, compared to 32.3% for the same period in 2012. The effective income tax rate for the first half of 2013 was 64.5%, compared to 34.4% for the same period in 2012.

Balance Sheet
At June 30, 2013, cash, cash equivalents and marketable securities totaled $1.62 billion, compared to $2.59 billion at December 31, 2012 and $1.51 billion at June 30, 2012. Total debt was $2.26 billion at June 30, 2013, compared to $2.45 billion at December 31, 2012.

On July 15, 2013, the company redeemed all $600.0 million in aggregate principal amount of its 10.00% Senior Notes due 2017.

Share Repurchase Program and Common Stock Dividend
During the second quarter of 2013, the company repurchased 7.5 million shares of its common stock at an aggregate cost of $104.8 million and an average price of $14.09 per share. During the first half of 2013, the company repurchased 13.7 million shares of its common stock at an aggregate cost of $180.6 million and an average price of 13.22 per share. During the second quarter of 2013, the company declared and paid a common stock cash dividend of $0.075 per share, for a total of $31.7 million.

For more information concerning the company's financial results, please refer to the accompanying slide presentation available on our website, www.interpublic.com.

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick. Leading domestic brands include Campbell Mithun, Carmichael Lynch, Deutsch, Gotham Inc., Hill Holliday, ID Media, Lowe Campbell Ewald, Mullen and The Martin Agency.
For more information, please visit www.interpublic.com.

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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439

Cautionary Statement
This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management's beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients' financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS SECOND QUARTER REPORT 2013 AND 2012 (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three months ended June 30,
	2013	2012	Fav. (Unfav.) % Variance
Revenue:
United States	$996.6	$950.9	4.8%
International	759.6	764.8	(0.7)%
Total Revenue	1,756.2	1,715.7	2.4%

Operating Expenses:
Salaries and Related Expenses	1,120.2	1,088.9	(2.9)%
Office and General Expenses	461.2	450.4	(2.4)%
Total Operating Expenses	1,581.4	1,539.3	(2.7)%
Operating Income	174.8	176.4	(0.9)%
Operating Margin %	10.0%	10.3%

Expenses and Other Income:
Interest Expense	(37.5)	(32.7)
Interest Income	5.8	6.7
Other Income, Net	4.8	4.7
Total (Expenses) and Other Income	(26.9)	(21.3)

Income before Income Taxes	147.9	155.1
Provision for Income Taxes	62.0	50.1
Income of Consolidated Companies	85.9	105.0
Equity in Net Income of Unconsolidated Affiliates	0.2	0.5
Net Income	86.1	105.5
Net Income Attributable to Noncontrolling Interests	(3.3)	(3.6)
Net Income Attributable to IPG	82.8	101.9
Dividends on Preferred Stock	(2.9)	(2.9)
Net Income Available to IPG Common Stockholders	$79.9	$99.0

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.19	$0.23
Diluted	$0.18	$0.22
Weighted-Average Number of Common Shares Outstanding:
Basic	425.1	437.4
Diluted	448.3	477.7

Dividends Declared Per Common Share	$0.075	$0.060

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY OF EARNINGS SECOND QUARTER REPORT 2013 AND 2012 (Amounts in Millions except Per Share Data) (UNAUDITED)

	Six months ended June 30,
	2013	2012	Fav. (Unfav.) % Variance
Revenue:
United States	$1,891.0	$1,830.6	3.3%
International	1,408.2	1,391.9	1.2%
Total Revenue	3,299.2	3,222.5	2.4%

Operating Expenses:
Salaries and Related Expenses	2,252.3	2,193.8	(2.7)%
Office and General Expenses	914.5	891.7	(2.6)%
Total Operating Expenses	3,166.8	3,085.5	(2.6)%
Operating Income	132.4	137.0	(3.4)%
Operating Margin %	4.0%	4.3%

Expenses and Other Income:
Interest Expense	(74.3)	(65.3)
Interest Income	12.2	14.7
Other Income, Net	6.6	3.4
Total (Expenses) and Other Income	(55.5)	(47.2)

Income before Income Taxes	76.9	89.8
Provision for Income Taxes	49.6	30.9
Income of Consolidated Companies	27.3	58.9
Equity in Net Income of Unconsolidated Affiliates	0.3	0.9
Net Income	27.6	59.8
Net Income Attributable to Noncontrolling Interests	(1.1)	(0.9)
Net Income Attributable to IPG	26.5	58.9
Dividends on Preferred Stock	(5.8)	(5.8)
Net Income Available to IPG Common Stockholders	$20.7	$53.1

Earnings Per Share Available to IPG Common Stockholders:
Basic	$0.05	$0.12
Diluted	$0.05	$0.12
Weighted-Average Number of Common Shares Outstanding:
Basic	419.7	437.5
Diluted	425.1	459.7

Dividends Declared Per Common Share	$0.15	$0.12